Exhibit 99.1

FOR IMMEDIATE RELEASE

Alimera Sciences Reports First Quarter 2024 Results

•	Net Revenue up 70% to $23 Million vs. Q1 2023
•	Global End User Demand Up 23% vs. Q1 2023
•	Reiterates Improved 2024 Net Revenue and Adjusted EBITDA Guidance

ATLANTA, May 14, 2024 -- Alimera Sciences, Inc. (Nasdaq: ALIM) (“Alimera”), a global pharmaceutical company whose mission is to be invaluable to patients, physicians and partners concerned with retinal health and maintaining better vision longer, today announced financial results for the first quarter of 2024.  Alimera will host a conference call today at 9:00 a.m. EDT to discuss these results.

“Our results in this quarter were consistent with our expectations as we continue to integrate YUTIQ into our U.S. business and support the acceleration of growth in international markets, providing further confidence in our ability to achieve $105 million in revenue and at least 20% EBITDA margins this year," said Rick Eiswirth, Alimera’s President and Chief Executive Officer. "This quarter provided some key clinical milestones with the completion of enrollment in the Synchronicity Study and the randomization of the first patient in the DRCR Retina Network study where ILUVIEN is being studied as a treatment for radiation retinopathy. We also continue to advance plans for potential indication expansion opportunities and were pleased that the National Institute for Health and Care Excellence (NICE) recommended that chronic DME patients with a natural lens gain access to ILUVIEN in the United Kingdom."

Key First Quarter Financial Highlights:

•	Net revenue of $23.0 million up 70% vs Q1 2023
•	Net loss of $6.3 million compared to a net loss of $5.0 million in Q1 2023
•	Positive adjusted EBITDA of $1.8 million vs. adjusted EBITDA loss of $(2.4) million in Q1 2023
•	U.S. net revenue of $14.6 million up 92% vs. Q1 2023
•	International net revenue of $8.5 million up 42% vs. Q1 2023
•	Global end user demand up 23% over Q1 2023 at 4,028 units for the quarter
•	Increased term loan agreement with its current lenders, investment affiliates managed by SLR Capital Partners, LLC, by $5.0 million

First Quarter Corporate Highlights:

•

First patient randomized in Protocol AL, a DRCR Retina Network study with ILUVIEN or faricimab injections versus observation in patients at risk of radiation retinopathy. Over 40% of radiation retinopathy patients have been shown to experience the devastating vision loss associated with radiotherapy within three years of treatment, and currently there are no FDA approved pharmacotherapies for radiation retinopathy.

•

Received positive final draft guidance from the National Institute for Health and Care Excellence (NICE) recommending that chronic diabetic macular edema patients with a natural lens (phakic patients) be given access to ILUVIEN. Phakic patients represent up to 75% of the broader DME population in the United Kingdom.

•

Completed enrollment of 110 patient eyes across 25 sites in the Synchronicity Study, a prospective, open-label clinical study evaluating the safety and efficacy of YUTIQ (fluocinolone acetonide intravitreal implant 0.18mg) in the treatment of chronic non-infectious uveitis and related intraocular inflammation. The study included a broader retinal physician base to better understand the way they treat chronic non-infectious uveitis affecting the posterior segment.

First Quarter 2024 Financial Results

Net Revenue

Consolidated global net revenue was up 70% to approximately $23.0 million for Q1 2024, compared to $13.5 million for Q1 2023, driven by the addition of YUTIQ in the U.S. segment, as well as increased unit sales volumes in the International segment of the business.

U.S. net revenue increased 92% to approximately  $14.6 million for Q1 2024 compared to U.S. net revenue of $7.6 million for Q1 2023.  The increase was primarily driven by net revenue from YUTIQ, which Alimera acquired in May 2023.

International net revenue increased 42% to approximately $8.5 million in Q1 2024, compared to approximately $6.0 million in Q1 2023.  The increase in international net revenue in Q1 2024 was driven both by growth in end user demand and restocking of our international distributors.

Operating Expenses

Total operating expenses were approximately $22.0 million for Q1 2024, compared to approximately $14.8 million for Q1 2023.  The increase was primarily attributable to $3.3 million of additional sales and marketing expenses driven by expansion of our commercial infrastructure to support selling two products in the U.S., $2.4 million in additional amortization expense attributable to the YUTIQ acquisition in May 2023, and a $1.3 million increase in general administrative expenses relating to $0.7 million of personnel costs and $0.5 million of stock-based compensation expense.

Cash and Cash Equivalents

As of March 31, 2024, Alimera had cash and cash equivalents of approximately $14.3 million, compared to $12.1 million at December 31, 2023.

About Alimera Sciences, Inc.

Alimera Sciences is a global pharmaceutical company whose mission is to be invaluable to patients, physicians and partners concerned with retinal health and maintaining better vision longer. For more information, please visit www.alimerasciences.com.

Non-GAAP Financial Measures

This press release presents Adjusted EBITDA, as defined below, which is a non-GAAP financial measure. Alimera uses this measure to supplement the financial information presented on a GAAP basis. Alimera believes that excluding certain items from its GAAP financial results allows management to better understand its ongoing operations and analyze its financial performance from period to period and provides meaningful supplemental information to its investors.

Alimera defines “Adjusted EBITDA” as earnings before interest, taxes, depreciation, amortization, stock-based compensation expenses, net unrealized gains and losses from foreign currency exchange transactions, gains on extinguishment of debt, preferred stock dividends, severance expenses and change in fair value of warrant asset.

Alimera believes that Adjusted EBITDA, when taken together with its corresponding GAAP financial measure, provides meaningful supplemental information to its investors regarding its performance by excluding certain items that may not be indicative of its business, results of operations, or outlook. Accordingly, Adjusted EBITDA for the three months ended March 31, 2024, and 2023, together with a reconciliation to GAAP net income or loss, its most directly comparable GAAP financial measure, has been presented in the table entitled “Reconciliation of GAAP Loss to Non-GAAP Adjusted EBITDA.”

This non-GAAP financial measure may not be comparable to similarly titled measures reported by other companies, including companies in Alimera’s industry, because not all companies calculate Adjusted EBITDA in an identical manner or may use other financial measures to evaluate their performance. Therefore, this non-GAAP financial measure may be limited in usefulness for comparison between companies.

The presentation of this non-GAAP financial measure is not intended to be considered in isolation from or as a substitute for other financial performance measures prepared in accordance with GAAP and should be read only in conjunction with financial information presented on a GAAP basis. The principal limitation of this non-GAAP financial measure is that it excludes significant elements required by GAAP to be recorded in Alimera’s financial statements. In addition, this non-GAAP financial measure is subject to inherent limitations because it reflects the exercise of judgments by management. Investors are encouraged not to rely on any single financial measure to evaluate Alimera’s business.

Forward Looking Statements

This press release, includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 regarding, among other things, Alimera’s expectations with respect to growth opportunities, the commencement, enrollment, timing and outcome of its and others' clinical studies, the effect of an expanded label, demand for its product, its business strategy, future operations, future financial position including the timeline for achieving positive Adjusted EBITDA, future revenues, projected costs, prospects, plans and objectives. Words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “contemplates,” “predict,” “project,” “target,” “likely,” “potential,” “continue,” “ongoing,” “will,” “would,” “should,” “could,” or the negative of these terms and similar expressions or words, identify forward-looking statements. Forward-looking statements are based on current expectations and involve inherent risks and uncertainties (some of which are beyond Alimera’s control), including factors that could delay, divert or change any of them, and could cause actual results to differ materially from those projected in these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors discussed in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of Alimera’s most recently filed Annual Report on Form 10-K, most recently filed Quarterly Report on Form 10-Q, and any of Alimera’s subsequent filings with the Securities and Exchange Commission (SEC) and available on the SEC’s website at www.sec.gov.

All forward-looking statements contained in this press release are expressly qualified by the cautionary statements contained or referred to herein. Alimera cautions investors not to rely on the forward-looking statements Alimera makes or that are made on its behalf as predictions of future events. These forward-looking statements speak only as of the date of this press release. Alimera undertakes no obligation to publicly update or revise any of the forward-looking statements made in this press release, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

For investor inquiries:                                                 For media inquiries:

Scott Gordon                                                                  Jules Abraham

for Alimera Sciences                                                      for Alimera Sciences
scottg@coreir.com                                                         julesa@coreir.com

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ALIMERA SCIENCES, INC.

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	March 31,	December 31,
	2024	2023
	(In thousands, except share and per share data)
Assets
Current assets:
Cash and cash equivalents	$14,314	$12,058
Restricted cash	32	32
Accounts receivable, net	34,224	34,545
Prepaid expenses and other current assets	3,693	3,909
Inventory	2,206	1,879
Total current assets	54,469	52,423
Property and equipment, net	2,377	2,466
Right-of-use assets, net	1,060	1,124
Intangible assets, net	94,471	97,355
Deferred tax asset	102	104
Warrant asset	6	52
Total assets	$152,485	$153,524
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$10,308	$8,252
Accrued expenses	4,779	6,192
Accrued licensor payment	5,482	7,275
Finance lease obligations	220	194
Total current liabilities	20,789	21,913
Long-term liabilities:
Notes payable, net of discount	69,436	64,489
Accrued licensor payments	15,616	15,136
Other non-current liabilities	5,991	5,816
Total liabilities	111,832	107,354
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $.01 par value — 10,000,000 shares authorized at March 31, 2024 and December 31, 2023, none issued	—	—
Common stock, $.01 par value — 150,000,000 shares authorized, 52,374,687 shares issued and outstanding at March 31, 2024 and 52,354,450 shares issued and outstanding at December 31, 2023	524	524
Common stock warrants	4,396	4,396
Additional paid-in capital	463,328	462,446
Accumulated deficit	(424,741)	(418,490)
Accumulated other comprehensive loss	(2,854)	(2,706)
Total stockholders’ equity	40,653	46,170
Total liabilities and stockholders’ equity	$152,485	$153,524

ALIMERA SCIENCES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended
	March 31,
	2024	2023
	(In thousands, except share and per share data)

Net revenue	$23,011	$13,546
Cost of goods sold, excluding depreciation and amortization	(3,353)	(2,028)
Gross profit	19,658	11,518
Operating expenses:
Research, development and medical affairs expenses	4,361	4,164
General and administrative expenses	5,432	4,171
Sales and marketing expenses	9,082	5,804
Depreciation and amortization	3,085	681
Total operating expenses	21,960	14,820
Loss from operations	(2,302)	(3,302)
Interest expense and other, net	(3,739)	(1,667)
Unrealized foreign currency loss, net	(196)	(13)
Change in fair value of warrant asset	(46)	14
Net loss before income taxes	(6,283)	(4,968)
Income tax benefit	32	—
Net loss	(6,251)	(4,968)
Preferred stock dividends	—	(14)
Net loss applicable to common stockholders	$(6,251)	$(4,982)
Net loss per share — basic and diluted	$(0.12)	$(0.71)
Weighted average shares outstanding — basic and diluted	54,356,828	7,032,231

RECONCILIATION OF GAAP NET LOSS TO NON-GAAP ADJUSTED EBITDA

(UNAUDITED)

	Three Months Ended
	March 31,
	2024	2023
	(In thousands)
U.S. GAAP net loss	$(6,251)	$(4,968)
Adjustments to U.S. GAAP net loss:
Interest expense and other, net	3,739	1,667
Income tax benefit	(32)	—
Depreciation and amortization	3,085	681
Stock-based compensation	845	226
Foreign currency exchange losses	196	13
Change in fair value of warrant asset	46	(14)
Severance expenses	176	—
Non-GAAP adjusted EBITDA	$1,804	$(2,395)